Exhibit 99.1

Contact:	Bob Bannon Investor Relations (336) 335-7665
Lorillard Elects New Board Member
Industry Veteran Dianne Neal Blixt Joins Lorillard Board as an Independent Director
GREENSBORO, NC, January 5, 2011—Lorillard, Inc. (NYSE:LO), the third largest manufacturer of cigarettes in the United States, today announced the election of Dianne Neal Blixt to its Board of Directors, effective immediately. The Board is now comprised of eight members, seven of whom are non-executive independent Directors. Ms. Blixt will serve on the Company’s Audit Committee.
“We are delighted that Dianne has joined our Board. She brings extensive financial and strategic experience within the tobacco industry to our Board’s already broad range of talents,” said Murray S. Kessler, Chairman, President and CEO of Lorillard, Inc. “We look forward to Dianne’s contributions as we work against our goal to deliver double digit shareholder returns over the long term.”
Dianne Neal Blixt served as Executive Vice President and Chief Financial Officer of Reynolds American Inc. from 2004 until her retirement in December 2007. During that time, Ms. Blixt led major initiatives to strengthen financial performance and significantly increase shareholder value. Ms. Blixt had been with Reynolds American and its subsidiaries since 1988. She is also a board member for the Reynolda House Museum of American Art, the UNC Greensboro Bryan School MBA program and Summit School.
About Lorillard, Inc.
Lorillard, Inc. (NYSE: LO) is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has four additional brand families marketed under the Kent, True, Maverick, and Old Gold brand names. These five brands include 43 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard maintains its headquarters and manufactures all of its products in Greensboro, North Carolina.
Forward-Looking Statements
Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.
Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.